Exhibit 10.56

March 2, 2021

Ridgeback Capital Investments LP

30 W Star Island Dr.

Miami Beach, FL 33139

Attn: Wayne Holman, M.D.

Re: Participation Rights

This letter agreement (this “Agreement”) memorializes the agreement and understanding between Ridgeback Capital Investments LP (“Investor”), on the one hand, and Caribou Biosciences, Inc., a Delaware corporation (the “Company”), on the other hand, regarding the Company’s grant to Investor of the right to participate in the Company’s future initial public offering of its equity securities on the terms, and subject to the conditions, set forth below.

The Company is entering into this Agreement as a material inducement to cause Investor to enter into that certain Series C Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company, Investor, and the other purchasers named therein (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement and, to the extent not defined therein, such terms shall have the meanings ascribed to them in that certain Second Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, by and among the Company, Investor, and the parties named therein (the “IRA”).

In consideration of the foregoing and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by execution of this Agreement, the parties hereto hereby agree as follows:

1. Public Offering Participation Right. In connection with the Company’s sale of shares of its voting common stock (“Common Stock”) to the public in the first to occur of (a) the Company’s first firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (an “IPO”) where a majority of the shares sold in such offering are newly issued shares of the Company or (b) the Company’s first “direct public offering” pursuant to an effective registration statement under the Securities Act (a “DPO”) where (i) a majority of the shares sold in such offering are newly issued shares of the Company, (ii) the price per share to the public is at least $21.572 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), and (iii) the gross proceeds to the Company are at least $50,000,000 (a “Qualified DPO”), the Company shall, within a reasonable period of time preceding the consummation of such IPO or Qualified DPO and in compliance with and subject to all applicable laws and regulations, use commercially reasonable efforts to provide Investor with the opportunity to purchase shares of Common Stock to be sold by the Company (for the avoidance of doubt, in such Qualified DPO, Investor’s participation right shall not apply to the sale by any securityholders of their shares), in such IPO or Qualified DPO (including, in the case of an IPO, any over-allotment option by the underwriters to such IPO, if any (the “Overallotment Option”)) at the same price per share at which the Common Stock offered in such IPO or Qualified DPO are being offered to the public (the “Public Price”) (such right, the “Public Offering Participation Right”). If Investor exercises its Public Offering Participation Right, Investor shall have the right to purchase up to a number of shares of Common Stock to be sold in such IPO (excluding the Overallotment Option, if any) or Qualified DPO equal to ten percent (10%) (the “Participation Right Percentage”) of the aggregate number of shares of Common Stock to be sold by the Company in such IPO (excluding, the Overallotment Option, if any) or Qualified DPO. In the case of an IPO, in the event that any additional shares of Common Stock are sold by the Company in any exercise by the IPO underwriters of the Overallotment Option, then if Investor has exercised its Public Offering Participation Right in connection with the IPO, Investor shall have the right to purchase up to a number of shares of Common Stock to be sold pursuant to the Overallotment Option equal to the Participation Right Percentage of the aggregate number of shares of Common Stock to be sold by the Company pursuant to the Overallotment Option. Notwithstanding the preceding two sentences, in the event that in exercising the Public Offering Participation Right the number of shares of Common Stock held by Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by Investor) after such purchase(s) pursuant to the Public

Offering Participation Right (and after giving effect to the consummation of the IPO or Qualified DPO) would exceed ten percent (10%) of the total Common Stock then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) after giving effect to the consummation of the IPO, the Company and Investor shall comply with Section 5 below. Investor may assign its Public Offering Participation Right to any of its Affiliates; provided, however, that the number of shares of Common Stock that may be purchased by Investor and its Affiliates in the aggregate pursuant to the Public Offering Participation Right and any assignment(s) thereof shall not exceed the number of shares of Common Stock that Investor was originally entitled to purchase pursuant to the Public Offering Participation Right. For the avoidance of doubt, nothing in this Section 1 is intended to limit the number of shares that Investor or its Affiliates may acquire in the IPO outside of its Public Offering Participation Right. Unless the context otherwise requires or is expressly provided otherwise, references in this Agreement to the IPO shall include any exercised Overallotment Option. For the avoidance of doubt, the rights described in this Section 1 and Section 2 below shall apply only to the first to occur of an IPO or a Qualified DPO, in each case where a majority of the shares sold in such offering are newly issued shares of the Company, and shall not apply to any subsequent offering of the Company’s securities. Notwithstanding anything to the contrary herein, if the Company proposes to consummate a DPO that is not a Qualified DPO, the Company shall give Investor reasonable advance notice of such DPO and the proposed terms, and Investor shall have the right (in its sole discretion) to elect to deem such DPO to be a Qualified DPO for all purposes under this Agreement.

2. Private Sale Participation Right.

(a) Notwithstanding Section 1 above, in the event that either (i) the Company is advised by its outside legal counsel, the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any stock exchange on which the Common Stock is to be traded (the “Exchange”) that the offering or sale of the Company’s securities to Investor as described above in Section 1 would violate any federal or state securities laws or the rules or regulations of the SEC, FINRA, or the Exchange, (ii) in the case of an IPO, the managing underwriter(s) reasonably determines that marketing factors require a limitation on the number of shares of Common Stock to be underwritten in connection with the IPO and request(s) that Investor’s Public Offering Participation Right be subject to carve-backs, restrictions, or other limitations, or (iii) in the case of a Qualified DPO, the Company reasonably determines in good faith that such marketing factors require a limitation on the number of shares of Common Stock to be sold by the Company in connection with the Qualified DPO and request(s) that Investor’s Public Offering Participation Right be subject to carve-backs, restrictions, or other limitations (each of the events described in the foregoing clauses (i), (ii) or (iii), a “Cutback”), then, in each case, the Company shall offer to Investor the right to purchase in a separate private placement (the “Private Placement”) (which shall be conducted concurrently with the IPO or Qualified DPO, as applicable, and the closing of which shall be contingent on the closing of such IPO or Qualified DPO), at the Public Price, up to that number of shares of Common Stock equal to the difference between the number of shares of Common Stock that Investor would have been able to purchase pursuant to the Public Offering Participation Right in Section 1 above but for the applicable Cutback, and the number of shares of Common Stock that Investor was actually permitted to purchase in such IPO or Qualified DPO pursuant to Section 1, if any (the “Private Sale Participation Right”). Notwithstanding anything to the contrary set forth above, (A) no such Cutback under the foregoing clause (ii) or (iii) shall be imposed on Investor unless the number of shares of Common Stock that would otherwise be purchased by any other individual or entity to which the Company has granted, pursuant to a binding written agreement, rights similar to the Public Offering Participation Right (the “Other Participating Investors”), excluding the other Lead Investors, has been cutback to zero, and (B) if any Cutback under the foregoing clause (ii) or (iii) shall be imposed on Investor, such Cutback shall apply equally to the other Lead Investors with respect to the number of shares of Common Stock that Investor and the other Lead Investors are prohibited from purchasing upon exercise of their respective rights. Investor may assign its Private Sale Participation Right to any of its Affiliates; provided, however, that the number of shares of Common Stock that may be purchased by Investor and its Affiliates in the aggregate pursuant to the Private Sale Participation Right and any assignment(s) thereof shall not exceed the number of shares of Common Stock that Investor was originally entitled to purchase pursuant to the Private Sale Participation Right. Any shares of Common Stock that Investor purchases in a Private Placement shall be exempt from the registration requirements of the Securities Act.

(b) Notwithstanding the foregoing, Investor agrees that (i) in no event shall the Private Sale Participation Right be exercised in such a manner that, in the reasonable determination of the managing underwriter(s), would materially and adversely affect the IPO or, in the case of a Qualified DPO, in the reasonable good faith determination of the Company, would materially and adversely affect the Qualified DPO, and (ii) the number of shares Investor is entitled to purchase may be reduced or modified only to the extent reasonably requested by the Company’s underwriter(s) (or by the Company in the case of the Qualified DPO) as to not cause such material and adverse effect on the IPO or Qualified DPO, as the case may be; provided, however, that (A) the number of shares of Common Stock that Investor is entitled to purchase may not be reduced or modified unless the number of shares of Common Stock that would otherwise be purchased in the Private Placement by any Other Participating Investors, excluding the other Lead Investors, has been reduced to zero, and (B) if any such reduction or modification shall be imposed on Investor, such reduction or modification shall apply equally to the other Lead Investors with respect to the number of shares of Common Stock that Investor and the other Lead Investors are prohibited from purchasing upon exercise of their respective rights.

(c) If Investor exercises its Private Sale Participation Right, the Company and Investor shall execute and deliver such documents that are (i) customary for a transaction structured as a concurrent private placement with a public offering, including without limitation customary resale registration rights, and (ii) reasonably satisfactory to the Company, Investor, and the managing underwriter(s), if applicable.

3. SPAC Transaction Participation Right. If the Company proposes to enter into a SPAC Transaction (as defined in the Certificate of Incorporation), and the SPAC (as defined in the Certificate of Incorporation) (or a parent or subsidiary of the SPAC) proposes to offer or sell securities in a private placement transaction that is contemporaneous with, or otherwise connected to or conditioned on, such SPAC Transaction, the Company will use its commercially reasonable efforts, in compliance with and subject to all applicable laws and regulations, to ensure that Investor (or one or more of its affiliates designated by Investor) is given the opportunity to purchase or otherwise acquire up to 10% of the total number of securities to be offered or sold in such private placement transaction, at the same price and on the same terms offered to the other investors in such private placement transaction (and for such terms to include, without limitation, customary resale registration rights). The Company acknowledges and agrees that, for purposes of this Section 3, commercially reasonable efforts shall include requesting that the sponsor or management of the SPAC (or of such parent or subsidiary of the SPAC) acknowledge and consider providing the benefit of such participation rights to Investor (or one or more of its affiliates designated by Investor) in accordance with the immediately preceding sentence.

4. Private Placement Participation Right. If the Company proposes to offer or sell securities in a private placement transaction that is substantially contemporaneous with or conditioned on an IPO (except pursuant to a Private Placement), a DPO (including a Qualified DPO, except pursuant to a Private Placement) or a SPAC Transaction, the Company shall, in compliance with and subject to all applicable laws and regulations, offer Investor (or one or more of its affiliates designated by Investor) a right (but not an obligation) to purchase or otherwise acquire up to 10% of the total number of securities to be offered or sold in such private placement transaction, at the same price and on the same terms offered to the other investors in such private placement transaction (and such terms shall include, without limitation, customary resale registration rights); provided, however, that while the parties anticipate that such private placement transaction would not be subject to the right of first offer contained in Section 4.1 of the IRA, in the event such right of first offer applied to such private placement transaction, then any amounts purchased by Investor pursuant to such right of first offer contained in the IRA shall count toward (and thereby reduce) the amount of securities that Investor shall have the right to purchase in such private placement transaction pursuant to this Section 4.

5. Beneficial Ownership Limitation. If, as a result of Investor’s exercise of its participation rights set forth herein in connection with an IPO, a DPO (including a Qualified DPO) or a SPAC Transaction, Investor would beneficially own (as calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 9.99% of the outstanding shares of a class of voting equity securities of the Company, the SPAC or a parent or subsidiary of the SPAC, as applicable, that is registered as a class under Section 12 of the Exchange Act (the “Public Shares”) as of immediately following the IPO, DPO or SPAC Transaction, as applicable, the Company and Investor shall work together in good faith to use commercially reasonable efforts, in compliance with and subject to all applicable laws and regulations, to restructure Investor’s holdings such that Investor will not beneficially own more than 9.99% of the outstanding Public Shares as of immediately following the IPO, DPO or SPAC Transaction, as applicable, with the remainder of Investor’s shares to be converted into non-voting shares or warrants convertible or exercisable at Investor’s option into Public Shares only if such conversion or exercise would not result in Investor beneficially owning more than 9.99% of the then-outstanding Public Shares.

6. Representations and Warranties. Each party represents and warrants to the other party that (a) this Agreement has been duly authorized and executed by such party and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (b) the execution of this Agreement is not inconsistent with any of such party’s organizational documents, or any law applicable to such party, and does not conflict with or contravene any provision of, or constitute a default under, any contract or other instrument to which such party is a party or by which it is bound.

7. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8. Amendments; Termination. This Agreement may not be modified, amended, or terminated, in whole or in part, except by an agreement in writing signed by the parties hereto. The Company acknowledges and agrees that this Agreement shall not be amended, waived, canceled, terminated or superseded by any amendment to, or any restatement of, the Purchase Agreement or the IRA, or by any other agreement entered into on or after the date hereof (whether or not it includes an integration clause), except with the prior written consent of Investor which expressly states that this Agreement is so amended, terminated or superseded. Whether or not Investor exercises any of its participation rights under Section 1, 2, 3, or 4 of this Agreement, this Agreement shall automatically terminate and be of no further force or effect upon the first to occur of (i) consummation of an IPO (and, if applicable, the Private Placement), (ii) consummation of a Qualified DPO (and, if applicable, the Private Placement), (iii) consummation of a SPAC Transaction, (iv) consummation of a Deemed Liquidation Event (as defined in the Certificate of Incorporation), or (v) such time as Investor and its Affiliates no longer hold any of securities of the Company; provided that, in the case of the foregoing clauses (i) through (iv), such termination shall not be effective until the Company has fulfilled all of its obligations under this Agreement with respect to such IPO (and, if applicable, the Private Placement), Qualified DPO, SPAC Transaction, or Deemed Liquidation Event, as applicable.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10. Assignment; Successors and Assigns. This Agreement and all rights and obligations of Investor hereunder are personal to Investor and, except for transfers or assignments to Affiliates and as otherwise expressly provided for herein, may not be transferred or assigned by Investor at any time without the Company’s prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

11. Governing Law. The governing law and dispute resolution provisions set forth in Section 6.3 and 6.12 of the Purchase Agreement are incorporated by reference herein, mutatis mutandis.

(The remainder of this page left intentionally blank.)

Please confirm your agreement to the terms of this Agreement by counter-signature where indicated below.

Sincerely,

CARIBOU BIOSCIENCES, INC.

By:	/s/ Rachel Haurwitz
Name:	Rachel E. Haurwitz
Title:	President and Chief Executive Officer

Accepted by:

RIDGEBACK CAPITAL INVESTMENTS LP

By: RIDGEBACK CAPITAL MANAGEMENT LLC its Fund Manager

By:	/s/ Christian Sheldon
Name:	Christian Sheldon
Title:	COO

[Signature Page to Participation Rights Side Letter]